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                                                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by The Lewin Group, Inc., a North Carolina corporation (hereinafter the "Company") and Lawrence S. Lewin (hereinafter "Employee").

         Pursuant to the Asset Purchase Agreement dated as of April 16, 1996 (hereinafter "Asset Purchase Agreement") by and between Company, Quintiles Transnational Corp. ("Quintiles"), Lewin - VHI, Inc. ("Lewin - VHI"), Value Health, Inc. ("VHI"), Lawrence S. Lewin, and Robert J. Rubin, Company agreed to purchase certain of the assets and assume certain of the liabilities of Lewin - VHI.

         As a condition of the Asset Purchase Agreement, Employee shall execute a written Employment Agreement with the Company upon the terms and conditions hereinafter set forth.

         In consideration of the mutual promises contained herein and the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The Company employs Employee and Employee accepts employment on the terms and conditions set forth below.

         2. NATURE OF EMPLOYMENT. Employee shall serve as Chief Executive Officer and have such responsibilities and authority as may from time to time be assigned by the Company's Board of Directors. Subject to the Board's direction, Employee shall perform such duties as are commensurate with and required by the position of Chief Executive Officer. Employee shall devote all his working time and best efforts to successfully perform his duties and advance the Company's interests; provided, however, to the extent that there is no interference with Employee's performance of his duties under this Agreement, Employee may: (a) without consent of the Board, write professionally (subject to Section 9 below), (b) without consent of the Board, continue to serve and may be reelected to serve as a member of any Board of Directors and/or Board of Trustees on which he served as of the date of this Agreement (and to retain director's fees and other compensation, including stock options and awards, for services rendered), (c) with prior consent of Quintiles (which shall not be unreasonably withheld), accept election to Boards of Directors and/or Boards of Trustees other than those specified in clause (b) during the term of this Agreement, and (d) without consent of the Board, engage in voluntary or charitable activities and be elected to serve on the boards of voluntary, not-for-profit organizations. As to actions permitted by the preceding sentence, Employee shall (i) conduct any such professional writing individually or as an employee of or consultant to a person or entity other than the Company or any Affiliate (as defined below) and not as an employee of or consultant to the Company or any
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Affiliate, and (ii) shall indemnify and hold harmless the Company and its
Affiliates and their respective directors, officers, employees, agents and shareholders from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including attorneys' fees), joint or several, relating to or arising out of any such professional writing by Employee or any other conduct, act or omission of Employee, occurring on or after the date of this Agreement, other than in his capacity as an employee, officer or director of the Company or Quintiles. For purposes of this Agreement, "Affiliates" shall mean Quintiles, or any subsidiary or related entity of either the Company or Quintiles, or any entity directly or indirectly controlled or beneficially owned in whole or substantial part by the Company or Quintiles or any subsidiary or related entity of either.

         3. TERM. The original term of employment shall begin on the Closing Date (as defined in the Asset Purchase Agreement) and end on the third anniversary date thereafter (the "Term") unless terminated earlier as set forth in Section 10. Upon the original term's or any renewal term's expiration, Employee's employment shall be automatically renewed for an additional one (1) year period unless either party gives the other party not less than ninety (90) days prior notice of its intent not to continue the employment relationship. During any renewal terms, all terms, conditions, and provisions of this
Agreement shall remain in full force and effect.    Sections 2 (Nature of
Employment), 5 (Consultancy), 6 (Non-Competition), 7 (Remedies for Certain Breaches), 8 (Confidentiality), 9 (Intellectual Property), 14 (Arbitration) and 17 (Governing Law) shall survive any termination of this Agreement as provided herein.

         4.      COMPENSATION.

                 (A) SALARY. Employee shall receive an annual salary of not less than $288,750 (less applicable withholdings) payable in equal biweekly installments. Employee's salary shall be subject to at least annual review and adjustment in accordance with the Company's current standard practice for executive compensation and subject to the discretion of the Company's Board of
Directors or Compensation Committee thereof.   The Company shall not reduce
Employee's salary without Employee's consent.

                 In addition, Employee shall be eligible to earn a discretionary annual performance bonus (the "Annual Bonus") at a target level of not less than 50% of salary pursuant to criteria to be approved by the Company's Board of Directors (or the Compensation Committee thereof). Employee may also be eligible to receive an additional discretionary bonus of up to 50% of the Annual Bonus (the "Additional Bonus Target Percentage") pursuant to criteria to be approved by the Company's Board of Directors (or the Compensation Committee thereof). Pursuant to Paragraph 1 (f) of the Indemnification Agreement entered into on April 16, 1996, by and among the Company, Quintiles, Lewin-VHI, VHI, Lawrence S. Lewin, Robert J. Rubin, Robert
F. Atlas, Raymond J. Baxter, Donald W. Moran, and Kevin J. Sexton ("Indemnification Agreement"), any cash bonus pool established by the Company for Employee's or other employees' benefit shall be reduced by an amount necessary to recover a Loss (as defined in the Indemnification Agreement).

                 Employee's total compensation under this Agreement (salary plus bonus) for payment dates following the date of any final determination or agreement described in clause (i) or (ii) below shall be reduced by: (i) any amount that a court or arbitrator with jurisdiction over


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the subject matter finally determines, or that Employee agrees, is owed by
Employee to either the Company or Quintiles pursuant to the Indemnification Agreement; and (ii) any amount that a court or arbitrator with jurisdiction over the subject matter finally determines, or that Employee agrees, is owed by Employee to either Lewin-VHI or VHI pursuant to that certain cross-indemnification agreement, dated April 16, 1996, by and among Employee, Lewin-VHI, VHI, and other employees of the Company (the "VHI Cross-Indemnification Agreement"). Such reduction shall be applied to payments of compensation hereunder until the aggregate amount of such reductions is equal to the amount so determined or agreed to be owed, plus interest at the rate of eight percent (8%) per annum. No salary reduction shall exceed the extent of Employee's remaining liability to the Company and Quintiles pursuant to Schedule 1 of the Indemnification Agreement.

                 (B)      STOCK OPTION.

                          (i)  Nonqualified.  Employee shall be entitled to
such stock options as are granted under the Stock Option Agreement attached as
Exhibit 1; such options shall be governed by the terms and conditions of the Quintiles Lewin Nonqualified Stock Option Plan. Twenty-five percent (25%) of such options shall vest and become exercisable immediately and the remainder of such options shall vest and become exercisable in equal monthly installments over a three year period beginning as of the Closing Date. The options shall have an exercise price per share equal to the closing price per share of Quintiles Common Stock on the Nasdaq National Market as of the Closing Date. Any unvested stock options shall vest and become exercisable immediately: 1) upon the Company's termination of the employment relationship created by this Agreement, unless such termination is "for cause" pursuant to Section 10(a) hereof; 2) in the event Quintiles should sell all or substantially all of the assets or stock of the Company to any entity other than an Affiliate of Quintiles and, because of such sale, Employee elects to terminate the employment relationship created by this Agreement; and, 3) in the event of Employee's total disability (as defined hereinafter) or death.

                          (ii) Qualified.  As soon as practicable after the
execution of this Agreement by all parties, Employee shall be granted an incentive stock option pursuant to Quintiles' Equity Compensation Plan ("the Plan") to purchase ten thousand (10,000) shares of Quintiles Common Stock.
This option shall be governed by the terms and conditions of the Plan and, subject to the applicable terms and conditions, shall be evidenced by a stock option agreement in the standard form employed by Quintiles for incentive stock options issued pursuant to the Plan; shall vest and become exercisable in equal monthly installments over a three year period beginning as of the Closing Date; and shall have an exercise price per share equal to the closing price per share of Quintiles Common Stock on the Nasdaq National Market on the last trading day prior to the date the option is granted (subject to adjustment as provided in the applicable stock option agreement).

                 (C) PARTICIPATION IN OTHER BENEFITS. Employee may participate (subject to applicable terms and conditions) in all pension, profit sharing, bonus, incentive, insurance, medical, disability and other benefit plans and programs made available to Company executives from time to time. Nothing in this Agreement, however, shall require the Company to create or confirm any such employee benefits. In addition, the Company agrees to purchase within sixty





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days of the date this Agreement is executed, a term life policy on the life of
Employee with an approximate annual cost to the Company of $15,000 so long as this Agreement remains in effect, but not beyond April 25, 2000, and provided that Employee is insurable. The Company may, in its discretion, satisfy its obligation with respect to such term life insurance policy by assuming any existing term life insurance policy which Employee may have. The beneficiary of such policy shall be designated by Employee. Employee shall be considered a level 3 employee (or the substantial equivalent thereof) under Quintiles' Executive Compensation Plan except that Employee shall not be eligible for Quintiles' cash bonus, automobile policy, vacation and noncompetition benefits and policies.

                 (D) EXPENSES. Subject to the terms and conditions of applicable reimbursement policies, Employee shall be entitled to reimbursement of expenses actually incurred by Employee in performing the services under this Agreement.

         5. CONSULTANCY. Upon the Company's request, Employee will serve as a consultant to the Company or its Affiliates for a term of one year after the termination of the employment relationship and make himself available for consulting assignments as requested by the Company or its Affiliates; such requests shall be upon reasonable notice and shall not require Employee's services as a consultant for more than twenty (20) hours per week or in a manner that would interfere with Employee's subsequent employment. Company will pay Employee a consulting fee for making himself available under this section equal to the base salary paid to Employee for the year immediately preceding the term of consultancy. As a consultant, Employee shall be an independent contractor, not an employee, and shall be responsible for paying all applicable income and other taxes on or related to such consulting fees and shall not be entitled to benefits, but shall remain subject to all obligations set forth in this Agreement in Sections 6 (Non-competition), 8 (Confidentiality) and 9 (Intellectual Property).

         6. NON-COMPETITION. The Employee acknowledges that he shall have access to and control of confidential information concerning the Company and its Affiliates. In consideration of the Company's commitments to the Employee under this Agreement and under the Asset Purchase Agreement, Employee expressly covenants and agrees that during his employment and for a period that shall expire upon the latter of either one (1) year after termination of employment or five (5) years from the Closing Date unless such termination by the Company is not "for cause," in which case the period shall be one (1) year after termination of employment, Employee will not, without the Company's prior written consent duly authorized by resolution of the Board of Directors:

                 (a) serve as a partner, trustee, officer, director, employee, consultant, stockholder, option holder, or guarantor of, or lender of money to, or otherwise assist, or have any interest in or referral or other agreement with, any other health economics or health policy consulting firm, contract research organization, corporation, firm or business engaged in the same business as, or a business competitive with, the Company's or its Affiliates' business, in any capacity connected with such entities' competitive activities in the geographical areas set forth below. This prohibition shall not apply to any business which the Company or its Affiliates did not engage in or contemplate engaging in on the Employee's termination date. It is agreed that ownership,





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directly or indirectly, of not more than one (1%) percent of the issued and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not be deemed to be in violation of the preceding sentence.

                 Notwithstanding the foregoing provisions of this section, Employee may, after termination of employment under this Agreement,: (i) obtain employment with an institution of higher education or a local, state, or federal governmental body; (ii) accept speaking engagements, provided that such engagements shall not be presented to, on behalf of, or under the sponsorship of, a competitor of the Company; and (iii) unless the termination of his employment is "for cause," provide his personal consulting services to a person or entity which is not in competition with the Company. The provision of such personal consulting services is permissible during the term of this non-competition provision only if such services are performed through the Company and in accordance with any applicable Company policies or practices. Fees charged for such personal consulting services shall be charged through the Company to the consulting client and shall not exceed $500,000 in any twelve
(12) month period. For the first $50,000 in fees received by the Company from such consulting clients in any twelve (12) month period, the Company shall pay Employee $50,000. For fees received by the Company in excess of $50,000 in the twelve (12) month period, the Company shall pay Employee an amount equal to the amount of fees received by the Company less a deduction for operating profit payable to the Company in the amount of fifteen percent (15%) of such fees. Arrangements for office space and secretarial services, if any, shall be separately negotiated to the mutual satisfaction of the parties. In performing such consulting services, Employee shall be an independent contractor and not an employee. If termination of employment is "for cause," then, unless the Company and the Employee agree otherwise, in lieu of the foregoing consulting arrangement, Employee may provide personal consulting services as a sole proprietor (or similar individual business without other consultants) directly to consulting clients which are not in competition with the Company so long as Employee's consulting does not in any way benefit a competitor, the Employee otherwise complies with the provisions of this Section 6, and so long as consulting fees arising from such services do not exceed $500,000 in any twelve
(12) month period. Provided that, Employee must give reasonably prompt notice of personal consulting services to be so provided, and Employee must provide contemporaneous copies of billing and make payment to the Company of fifteen percent (15%) of net revenues (as defined by the Company's standard accounting practices) from such personal consulting services. Payment shall be made to the Company immediately upon Employee's receiving payment for such consulting services. For purposes of this subparagraph 6(a), "personal consulting services" shall be specialized services which Employee uniquely is qualified to provide (either by virtue of Employee's skills, knowledge, or experience or by virtue of Employee's past relationship with the client), and which are provided without any assistance from other consultants or staff except a personal secretary.

                 (b) solicit, interfere with the Company's contractual relationship with, or entice away from Company, any customer, supplier, person, firm, or corporation who has at any time during the one (1) year immediately preceding termination of Employee's employment or consultancy done business with the Company or its Affiliates, or offer employment to or procure employment for any person who at any time during the one (1) year immediately preceding the termination of Employee's employment or consultancy with the Company, shall have been





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employed by the Company or its Affiliates or done any substantial work for the
Company or its Affiliates; provided, however, that this paragraph shall not apply in any manner to Employee's secretary.

                 (c) take or engage in any action, in any form or manner, which directly or indirectly is materially detrimental to the goodwill or name of the Company or its Affiliates, or is otherwise intended to be adverse to the Company or its Affiliates; provided, however, that this paragraph shall not prohibit lawful competitive conduct so long as the Employee does not violate the restrictions in Section 6(a) and 6(b) above.

         The restrictions set forth above, in Sections 6(a) and 6(b), apply to the following geographical areas: (i) any city, metropolitan area or county in which the Company, or its subsidiaries or Affiliates, does or, during the Employee's employment, did business; (ii) any city, metropolitan area or county in which the Company, or its subsidiaries or Affiliates, or the Employee's services were provided, or for which the Employee had responsibility, while employed by the Company.

         In the event a court of competent jurisdiction holds that the five (5) year non-competition period is unenforceable, then the non-competition period shall be four (4) years; unless that period is held unenforceable, then the non-competition period shall be three (3) years; unless that period is held unenforceable, then the non-competition period shall be two (2) years; unless that period is held unenforceable, then the non-competition period shall be one
(1) year.

         7. REMEDIES FOR CERTAIN BREACHES. In addition to any other right and remedy it may have, the Company shall be entitled to an injunction enjoining or restraining the Employee from any violation or threatened violation of Sections 6, 8 and 9. If a court of competent jurisdiction should determine that any provision of Sections 6, 8 or 9 is unenforceable for any reason, Employee specifically agrees and requests that the court making such determination shall modify and reform the provision or provisions found to be unenforceable and, in its modified form, specifically enforce Sections 6, 8 and
9. Notwithstanding anything to the contrary, Employee's obligations under Sections 6, 8, and 9 are independent covenants without any conditions precedent or subsequent and the Company may enforce the provisions of Sections 6, 8 and 9 in any and all circumstances including but not limited to a termination of employment without cause and irrespective of whether the Company has fulfilled any or all its obligations to Employee; provided that Employee may specifically enforce any obligations owed to Employee by the Company, but Employee may not assert any alleged breach by the Company as a defense to the enforcement of any of the Company's rights under Sections 6, 8 or 9. The Company's rights under this Agreement are cumulative with, and not to the exclusion or limitation of, any and all rights of the Company and its Affiliates under the Asset Purchase Agreement or otherwise. It is specifically acknowledged and agreed by both parties that the Asset Purchase Agreement and this Employment Agreement were simultaneously bargained for by the parties and that the Asset Purchase Agreement was an inducement to each party to enter into this Agreement and vice versa. It is further agreed that neither party would have entered into the Asset Purchase Agreement without entry into this Agreement or vice versa. It is specifically agreed that the





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provisions of Sections 6, 8 and 9 are reasonable and that they shall be interpreted, construed and enforced according to the laws of North Carolina.

         8. CONFIDENTIALITY. During employment and for five (5) years thereafter, or such longer time as may be required by any obligation of confidentiality to third parties, which obligation is known to the Employee, Employee shall not, for any purpose other than in the performance of his work for the Company and in accordance with applicable policies and procedures, use, disclose or aid third parties in obtaining or using any confidential information of the Company or its Affiliates. For the purposes of this Agreement, Confidential Information means information of the Company or its Affiliates, not generally available to the public, including without limitation, information about customer identity, needs, practices; pricing lists and policies; marketing contracts and practices; and other corporate, business, marketing and technical information, methods and plans including without limitation formulae, computer programming techniques, documentation, software source codes, object codes, documentation, "know-how", processes, methods, research, development or marketing techniques, programs, materials or plans, client lists or any other of its or their trade secrets or confidential information. In the event that Employee shall be required to make disclosure pursuant to court order or other government process or that disclosure is necessary to enable the Employee to comply with applicable law or defend against claims, Employee shall promptly notify the Company and take at the Company's expense all reasonably necessary steps requested by the Company to defend against the enforcement of such court order or other government process, and permit the Company to participate with counsel of its choice in any proceeding relating to the enforcement thereof. Upon the termination of employment, Employee shall deliver to the Company all records, memoranda, data and other documents of any description which refer or relate in any way to such information, the disclosure of which is prohibited by these provisions, and return to the Company any of its equipment and property which may then be in Employee's possession or control.

         9. INTELLECTUAL PROPERTY. Intellectual Property includes but is not limited to all ideas, discoveries and inventions (including without limitation machinery, apparatus, products, processes, methods, formulas, techniques, computer hardware, software, information systems and programs and works of authorship), and improvements thereof, and know-how related thereto--whether or not patentable, copyrightable or subject to other protection.

                 (A) DISCLOSURE. Employee will disclose to the Company promptly in writing all Intellectual Property conceived, developed or made by him, individually or jointly, during his employment or consultancy with the Company.

                 (B) ASSIGNMENT. Employee, upon the Company's request during his employment or consultancy with the Company or thereafter, will assign to the Company any of his rights or interest in any Intellectual Property, make all applications for patents, execute all other writings and perform all other acts, which in the Company's opinion may be necessary to establish and perfect in the Company the Employee's entire right, title and interest, foreign and domestic, in the Intellectual Property, patent applications and patents; provided, however, the Employee will not be required to assign any rights in any Intellectual Property that:





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                          (i)     he developed entirely on his own time without
using the Company's equipment, supplies, facilities or confidential or trade secret information, including any professional writing as described in Section
2 hereof; and

                          (ii)    does not relate to the Company's business or
actual or anticipated research or development, or result from his work for the Company.

                 (c) Employee acknowledges that the name, "The Lewin Group, Inc.," is the property of the Company. Accordingly, Employee shall not use the name "Lewin," or grant the right to others to use the name "Lewin," as part of the name or identification of any other contract research organization, corporation, firm, or business engaged in the same business as, or a business competitive with, the Company's or its Affiliates' business for such time as the Company or its Affiliates may be in existence.

         10.     TERMINATION.

                 (a) The Company shall have the right to terminate Employee's employment immediately for cause, or in the event of Employee's total disability as determined by an independent physician selected jointly by the Company and Employee, or death. For purposes of this Agreement, "total disability" shall mean a physical or mental infirmity which impairs the Employee's ability substantially to perform his employment duties for the Company and which continues for a period of at least one hundred and eighty
(180) days. For purposes of this Agreement, "cause" shall include: (i) Employee's commission of any act of negligence, unlawfulness, or dishonesty , which is materially detrimental to the Company's interests; (ii) Employee's personal performance of his job in a grossly unsatisfactory manner, as reasonably determined by the Board of Directors of the Company and specified in writing, or failure to comply with the Company's directions, policies, rules or regulations, which performance or failure to comply, is materially detrimental to the Company's interests; or (iii) Employee's material breach of this Agreement. In the event of "cause" arising under Section 10(a)(i)(except for unlawfulness or dishonesty), (ii), or (iii), Employee shall be entitled to receive written notice from the Company specifying the deficiency giving rise to "cause" and a reasonable opportunity to cure such deficiency, and such notice shall be accompanied by an opinion of outside counsel to the Company confirming that in such counsel's opinion the facts alleged (which such counsel can assume as true) constitute cause under this Agreement.

                 The Company also may terminate Employee's employment during the Term (or any renewal term) in its full discretion, for any reason or no reason, as provided for in subparagraph (c) below.

                 (b) In the event that the Company terminates Employee's employment as provided in subparagraph (a) above, then the Company shall have no obligation to make any payments under this Agreement for any period subsequent to the date of such termination. Nothing in this Agreement is intended to supplant, waive, terminate or otherwise affect Employee's eligibility for or receipt of any death, disability or dismemberment benefits to which Employee otherwise would be entitled.





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                 (c)      In the event that the Company terminates Employee's
employment during the Term (or any renewal term) otherwise than as provided in subparagraph (a) above or Employee terminates his employment during the Term (or any renewal term) by reason of the Company's breach of this Agreement, such termination by Employee being only after the Company receives written notice from the Employee specifying the deficiency alleged to constitute breach and a reasonable opportunity to cure such deficiency:

                          (i)     the Company shall continue to pay Employee's
salary (in the amount and manner established in paragraph 4(a) above) for any then-remaining balance of the initial three (3) year Term, less any amount payable pursuant to paragraph (ii) below; and

                          (ii)    the Company's sole and exclusive other
obligation, upon the Employee's execution of an enforceable waiver and release of all claims under this Agreement and claims related to employment, shall be to pay to Employee, in equal monthly installments, the greater of (A) an amount equal to Employee's salary pursuant to paragraph 4(a) at the rate in effect prior to such termination, for a period of one year or (B) the amount of severance pay applicable to Employee pursuant to the Company's standard severance policy as then in effect, if any. Notwithstanding anything to the contrary, the Company shall have no further liability or obligation to the Employee except as provided by law or if the terms of any employee benefit plan continue benefits under these circumstances of termination.

                 (d) In the event Employee's employment terminates upon the Company's election not to renew the Term (or any extension of the Term), the Company's sole and exclusive obligation shall be to pay to Employee, in equal monthly payments, the greater of (i) an amount equal to the Employee's then current annual salary or (ii) the amount of severance pay applicable to Employee pursuant to the Company's standard severance policy as then in effect, if any.

                 (e) If Quintiles should sell all or substantially all of the assets or stock of the Company to any entity other than an Affiliate of Quintiles, Employee may elect to terminate the employment relationship created by this Agreement. In the event Employee so elects, he shall have no entitlement to any further compensation or severance pay from the Company and he shall not be subject to the provisions of Section 6 (Non-competition) hereof, unless the Company should request his services as a consultant under
Section 5 (Consultancy) hereof, in which case, he shall be subject to the provisions of Section 6 (Non-competition) as if the termination of employment were without "cause."

                 (f) Notwithstanding anything in the foregoing to the contrary, upon the termination, for any reason, of Employee's employment pursuant to this Agreement, the Employee shall continue to receive health insurance coverage from the Company until Employee reaches age sixty-five (65) or is eligible for Medicare, whichever is earlier. If, in order to provide such insurance at a commercially reasonable rate, it is necessary for the Employee to remain an employee of the Company outside the terms of this Agreement, then the Company and the Employee shall agree to an employment relationship which would accomplish such provision; provided, however, that any such agreement shall not impose upon Employee any additional non-





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compete, confidentiality, or related restriction.  Employee and the Company agree to cooperate in the obtaining of such insurance at commercially reasonable rates. Employee agrees that he shall contribute to the cost of such insurance in an amount equal to the Company's average cost per employee for health insurance during the period Employee shall receive such coverage, and Employee also shall pay any ordinary employee contributions for such insurance.

         11. GARNISHMENT OF WAGES. The Company will not garnish Employee's wages except as may be required by law or by court order or as expressly authorized by the third paragraph of Section 4(a).

         12. ILLNESS OR INCAPACITY. If the Employee is unable to perform his services by reason of illness or incapacity, but is not totally disabled as defined herein, the Company shall continue the Employee's regular compensation for a period of up to, but not more than, one hundred eighty (180) days in any twelve (12) month period.

         13. REPRESENTATION OF EMPLOYEE. Employee represents and warrants that his performance of the terms under this Agreement will not breach any duty or obligation owed by Employee to another under contract or otherwise, violate any confidence of another, or violate any law or recognized standard of ethics or business custom. Employee's breach of a representation or warranty in the Asset Purchase Agreement shall constitute a breach by Employee of this Agreement only if the representation or warranty in the Asset Purchase Agreement were made by Employee with actual and personal knowledge that such representation or warranty was untrue when made or upon the Closing Date.

         14. ARBITRATION. The parties agree that any controversy or claim arising out of this Agreement shall be settled by arbitration in Raleigh, North Carolina in accordance with applicable rules of the American Arbitration Association and Exhibit 2 hereto. Any judgment of the arbitrator shall be final and binding on the parties. Provided, however, should a party desire to seek injunctive or other equitable relief with respect to such controversy or claim, then such party may bring the matter to a court of competent jurisdiction in lieu of arbitration and such judicial proceeding may resolve damages and other similar relief in addition to injunctive or equitable relief. Should the party seeking injunctive or equitable relief not be awarded any such relief, then to the extent unresolved, the claim or controversy shall be submitted to binding arbitration as described herein at the request of either party. Nothing herein shall be construed to require arbitration of disputes with respect to the Asset Purchase Agreement or other Transaction Documents.

         15. WAIVER OF BREACH. Waiver by the Company or Employee of any breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the parties.

         16. NOTICES. Any notice required or permitted to be given under this Agreement shall be considered sufficient if in writing, sent by overnight courier or fax to Employee at his residence of record with Company and/or to the Company at its principal office.





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         17.     GOVERNING LAW.  This Agreement shall be governed by and
construed in accordance with the laws of North Carolina.

         18.     ENTIRE AGREEMENT.  This Agreement together with the Option
Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to its subject matter; and (ii) constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledged that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in the Agreement; and (ii) no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

         19. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in the Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in the Agreement.

         20. PARTIES BOUND. The Agreement shall apply to, be binding upon and inure to the benefit of the parties' successors, assigns, heirs and other representatives; provided, however, the Employee cannot assign this Agreement without the Company's prior written consent, which consent the Company may withhold. In addition, the Company may not assign this Agreement to any entity that is not wholly-owned by Quintiles without Employee's consent, which consent Employee may withhold.

         21. DUPLICATE ORIGINALS. This Agreement is executed in duplicate originals one of which is retained by each party.


         IN WITNESS WHEREOF, the parties have executed this Agreement this the 13th day of May, 1996.




                                                   THE LEWIN GROUP, INC.

                                           By:     /s/ Gregory D. Porter
                                                   ------------------------
                                           Title:  Vice President
                                                   ------------------------


                                           EMPLOYEE:

                                           /s/ Lawrence S. Lewin
                                           --------------------------------
                                           Lawrence S. Lewin





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                                                                     EXHIBIT 2

                         Dispute Resolution Procedures

                 1.0 For purposes of this Exhibit, "Dispute" shall mean any dispute, controversy or claim arising out of or related to the interpretation, application, or enforcement of the Employment Agreement or any breach, termination or claim of invalidity of the Employment Agreement.

                 2.0 In the event of any Dispute, the matter -- upon written request of either party detailing the nature of the Dispute (a "Dispute Notice") -- shall immediately be referred the arbitrator selected as provided below. Except as otherwise provided in Section 14 of the Employment Agreement, the Employee and the Company agree to submit all Disputes to binding arbitration. The arbitration shall be administered by the American Arbitration Association in Washington, D.C., and conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, with the hearing locale to be Raleigh, North Carolina.

                 3.0 If a Dispute Notice is served, the parties shall promptly attempt to agree on and appoint a single arbitrator. If the parties have not, within 15 days of the delivery of the Dispute Notice, agreed unanimously on a single arbitrator to resolve the Dispute, either party may request that the American Arbitration Association appoint a neutral arbitrator in accordance with its rules.

                 4.0 A single neutral arbitrator (the "Arbitrator"), selected in accordance with the preceding subparagraph, shall preside over the arbitration and decide the Dispute (the "Decision"). The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

                 5.0 The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such of their respective personnel as the Arbitrator may request. The parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The parties agree that the Arbitrator should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

                 6.0 The Arbitrator shall render a Decision within 30 days after accepting an appointment to serve as Arbitrator unless the parties otherwise agree or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.





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